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   SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS OF FTP SOFTWARE, INC. AND
                FIREFOX COMMUNICATIONS INC. DATED JUNE 26, 1996

  This Supplement is being furnished to the stockholders of FTP Software, Inc., a Massachusetts corporation ("FTP"), in connection with the solicitation of proxies by the FTP Board of Directors for use at a Special Meeting of FTP stockholders (the "FTP Meeting") to be held at 11:00 a.m., local time, on July 22, 1996, at the Andover Country Club, Andover, Massachusetts 01810, and at any adjournments or postponements of the FTP Meeting.

  This Supplement is also being furnished to the stockholders of Firefox Communications Inc., a Delaware corporation ("Firefox"), in connection with the solicitation of proxies by the Firefox Board of Directors for use at a Special Meeting of Firefox stockholders (the "Firefox Meeting") to be held at 9:00 a.m., local time, on July 22, 1996, at Firefox's corporate headquarters, 2953 Bunker Hill Lane, Santa Clara, California 95054, and at any adjournments or postponements of the Firefox Meeting.

  This Supplement updates and supplements the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") of FTP and Firefox dated June 26, 1996, which has previously been mailed to the stockholders of FTP and Firefox in connection with the proposed merger (the "Merger") of Firefox Acquisition Corp., a wholly owned subsidiary of FTP and a Delaware corporation ("Sub"), with and into Firefox. A proxy was enclosed with the Joint Proxy Statement and each stockholder of FTP and Firefox was encouraged to complete and return the proxy so that such stockholder's shares represented by the proxy could be voted as directed by the stockholder.

RECENT DEVELOPMENTS

  FTP today reported that its revenues for the quarter ended June 30, 1996 are estimated to be approximately $28 million. It is anticipated that there will be a net loss reported for the quarter in the range of approximately $.08 to $.11 per share, excluding charges associated with the cost reduction initiatives announced on May 1, 1996, and the acquisition of Campbell Services, Inc. in April 1996. As expected, FTP incurred a loss from operations in the second quarter. This loss is estimated to be approximately $4 million, excluding the aforementioned charges. Included in this estimate is approximately $3 million of non-cash depreciation and amortization charges.

  FTP's revenues for the quarter, while within analysts' expectations, were at the low end of the range of those expectations. FTP now anticipates that it will be difficult to achieve its May 1, 1996 estimate of matching 1995 full year revenue in 1996 included in the Joint Proxy Statement.

  Firefox today reported that its revenues for the quarter ended June 30, 1996 are estimated to be approximately $3.5 million. As a result, Firefox expects to incur a loss from operations for the second quarter estimated to be in the range of $1.7 million to $2.3 million and an estimated net loss of $.17 to $.23 per share.

  These estimated results for FTP and Firefox are preliminary and based on partial information and management assumptions that are currently available. FTP and Firefox note that each of the above forward-looking statements is subject to change, based on various important factors, including, without limitation, changes in the market, technology and competition.

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  Another proxy is enclosed herewith. If, after reviewing the information set forth above, a stockholder wishes to revoke such stockholder's previously submitted proxy, the stockholder should complete, date and sign the enclosed proxy and return it to FTP or Firefox prior to the FTP Meeting or the Firefox Meeting, as the case may be.

                                          July 11, 1996